SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      November 3, 1998
(Date of earliest event reported)  (October 19, 1998)

USCI, INC.
(Exact name of registrant as specified in its charter)
Delaware                     0-22282       13-3702647
(State or other jurisdiction (Commission (IRS Employer
 of incorporation)          File Number) Identification No.)

6115-A Jimmy Carter Blvd., Norcross, Georgia        30071
(Address of principal executive offices)          (Zip Code)

                        (770) 840-8888
(Registrant's telephone number including area code)
(Former name or former address if changed since last report)


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Item 5.

The Registrant and its wholly-owned subsidiary, Ameritel Communications, Inc. ("Ameritel"), have given notice that they are not in compliance with certain covenants under the Loan and Security Agreement dated as of June 5, 1998 between Ameritel and Foothill Capital Corporation ("Loan and Security Agreement") as a result of Ameritel's failure to make payments of amounts due to certain vendors and carriers within the prescribed time periods provided under the terms of the Loan and Security Agreement. The covenant violations constitute events of default under the Loan and Security Agreement.
Discussions between Foothill Capital Corporation and the Registrant to resolve the non-compliance issues are taking place. Reference is made to the Registrant's Current Report on Form 8-K and the agreement filed as an exhibit thereto dated and filed on July 7, 1998 for a complete description of all of the terms and conditions of the Loan and Security Agreement.
On October 19, 1998, RadioShack, a division of Tandy Corporation, drew down a $2.5 million Letter of Credit issued by PaineWebber Corp. ("PaineWebber") for the account of Ameritel. On October 22, 1998, PaineWebber requested that Ameritel reimburse PaineWebber for the amounts drawn under the Letter of Credit. Discussions between PaineWebber and the Registrant concerning reimbursement are taking place.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           USCI, Inc.
                                         (Registrant)

                                  By: /s/ Robert J. Kostrinsky
                                            Robert J. Kostrinsky
                                        Executive Vice President

November 3, 1998